UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2015

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10429 South 51st Street, Suite 235 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 15, 2015, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a Consulting Agreement (the “Agreement”) with David Ide, the Company’s interim Chief Executive Officer and President.

Pursuant to the Agreement, the Company engaged Mr. Ide to serve as the Company’s Chief Executive Officer and President and to have the duties and responsibilities ascribed to such positions in the Company’s Amended and Restated Bylaws. Mr. Ide’s engagement commences on February 1, 2015 (the “Effective Date”), and shall continue for a term of twelve (12) months.  Thereafter, Mr. Ide’s engagement may be extended by a written agreement.

In consideration for his services during the term, the Company will compensate Mr. Ide with cash compensation of $15,000 per month of which 50% will be paid in cash and 50% will be paid in restricted common stock, which restricted stock shall be priced at the closing price of the Company’s common stock on the last trading day of each month. Mr. Ide will also receive equity compensation of $90,000 worth of restricted common stock priced as of the day after the Effective Date at $0.31. The equity compensation shall vest 100% upon the Company attaining EBITDA positive results by August 1, 2015, using an adjusted EBITDA calculation.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description of Exhibit:
10.1	Consulting Agreement, dated February 15, 2015, between GlyEco, Inc. and David Ide

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: February 19, 2015	By:	/s/ David Ide
David Ide Chief Executive Officer and President (Principal Executive Officer)